Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 Registration Statement on Form N-2 (No. 333-278658) of CION Investment Corporation of our reports dated March 13, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CION Investment Corporation, appearing in CION Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 and incorporated by reference in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

New York, New York

June 14, 2024